EXHIBIT 16.1

[Deloitte Logo]

May 13, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.   20549

Dear Sirs/Madams:

We have read Item 4 of Powell Industries, Inc.'s Form 8-K dated May 13, 2004, and have the following comments:

1.     We agree with the statements made in section (a) of Item 4.

2.     We have no basis on which to agree or disagree with the statements made in section (b) of Item 4.

Yours truly,

/s/  Deloitte & Touche LLP